Federal Home Loan Bank of Des Moines
news release

FOR IMMEDIATE RELEASE
Date: April 29, 2019
Contact: Angie Richards
515.412.2344
arichards@fhlbdm.com

FHLB Des Moines Reports Preliminary First Quarter 2019 Net Income of $112 million

2019 First Quarter Summary Financial Results

•	Net income totaled $112 million, a decrease of $6 million from the same period last year.

•	Net interest income totaled $159 million, an increase of $2 million from the same period last year.

•	Balance sheet changes from December 31, 2018 were:

◦	Assets totaled $146.0 billion, a decrease of $0.5 billion.

◦	Advances totaled $99.2 billion, a decrease of $7.1 billion.

◦	Investments totaled $38.3 billion, an increase of $6.5 billion.

◦	Capital totaled $7.4 billion, a decrease of $0.2 billion.

◦	Retained earnings totaled $2.1 billion, a slight increase from December 31, 2018.

◦	Regulatory capital ratio was 5.14 percent, a decrease from 5.27 percent.

First Quarter 2019 Business Highlights

•	Advances of $99.2 billion were outstanding to 718 members, housing associates, and former members, of which 62 percent were held by the Bank’s five largest borrowers.

•	Mortgage loans of $7.9 billion were outstanding of which $321 million were purchased from 152 members during the first quarter.

•	Mortgage loans of $161 million were delivered by members during the quarter through the MPF Xtra, MPF Direct, and MPF Government MBS programs.

•	Letters of credit of $8.7 billion were outstanding.

•	The Bank paid $73 million of cash dividends at an effective combined annualized dividend rate of 5.25 percent during the first quarter.

•	The Bank accrued $13 million for use in the Bank’s Affordable Housing Program.

Financial Results Discussion

Net Income - For the three months ended March 31, 2019, the Bank recorded net income of $112 million compared to $118 million for the same period in 2018. The decline in the Bank’s net income was primarily driven by an increase in other expense mainly due to an increase in professional fees and other operating expenses, as further described below. Net income was also impacted by a slight improvement in net interest income, offset by a decline in other income.

Net Interest Income - The Bank’s net interest income increased to $159 million for the three months ended March 31, 2019 compared to $157 million for the same period last year. The improvement was primarily due to an increase in net interest margin, offset by a decline in average advance volumes. The Bank’s net interest margin was 0.45 percent during the three months ended March 31, 2019 compared to 0.42 percent for the same period in 2018. The increase in net interest margin was attributable to the higher interest rate environment offset in part by lower asset and liability spreads due to increased costs on the Bank’s interest-bearing liabilities.

Other Income (Loss) - The Bank recorded net gains of $5 million in other income (loss) for the three months ended March 31, 2019 compared to net gains of $8 million for the same period last year. Other income (loss) was primarily impacted by net gains (losses) on derivatives and hedging activities and net gains (losses) on trading securities, as described below.

During the three months ended March 31, 2019, the Bank recorded net losses of $12 million on its derivatives and hedging activities through other income (loss) compared to net gains of $20 million during the same period last year. The fair value changes were primarily driven by changes in interest rates which impacted the fair value on interest rate swaps that the Bank utilized to economically hedge its investment securities portfolio. During the three months ended March 31, 2019, the Bank recorded net gains on trading securities of $10 million compared to net losses of $16 million for the same period in 2018. These changes in fair value were primarily due to the impact of changes in interest rates and credit spreads on the Bank’s fixed rate trading securities.

Other Expense - Other expense totaled $39 million for the three months ended March 31, 2019, compared to $33 million for the same period last year, primarily due to increased professional fees and other operating expenses. The increase in professional fees was the result of hiring external resources to assist with multiple ongoing Bank technology and operational initiatives. The increase in other operating expenses was primarily due to an increase in depreciation expense, mainly due to the depreciation of furnishings associated with the new building we moved into in 2018 and increased amortization due to a change in useful life of one of the Bank’s information technology systems.

Assets - The Bank’s total assets decreased to $146.0 billion at March 31, 2019, from $146.5 billion at December 31, 2018, driven by a decrease in advances, partially offset by an increase in investments. Advances at March 31, 2019 decreased by $7.1 billion from advances at December 31, 2018 due primarily to a decrease in borrowings by large depository institution members. Investments increased by $6.5 billion from December 31, 2018 primarily due to an increase in money market investments as a result of increased liquidity holdings during the first quarter of 2019.

Liabilities - The Bank’s total liabilities remained relatively stable at $138.7 billion at March 31, 2019, from $139.0 billion at December 31, 2018.

Capital - Total capital decreased to $7.4 billion at March 31, 2019 from $7.5 billion at December 31, 2018, primarily due to a decrease in activity-based capital stock resulting from a decrease in member activity. The Bank’s regulatory capital ratio decreased to 5.14 percent at March 31, 2019, from 5.27 percent at December 31, 2018 and was above the required regulatory minimum at each period end. Regulatory capital includes all capital stock, mandatorily redeemable capital stock, and retained earnings.

All numbers reported in this earnings release for the first quarter of 2019 are approximate until the Bank announces unaudited financial results in its First Quarter 2019 Form 10-Q with the Securities and Exchange Commission (SEC), expected to be available at www.fhlbdm.com and www.sec.gov on or before May 15, 2019.

Federal Home Loan Bank of Des Moines Financial Highlights (preliminary and unaudited)

	March 31,	December 31,
Statements of Condition (dollars in millions)	2019	2018
Cash and due from banks	$81	$119
Investments	38,271	31,777
Advances	99,228	106,323
Mortgage loans held for portfolio, net	7,943	7,835
Total assets	146,043	146,515
Consolidated obligations	136,973	136,651
Mandatorily redeemable capital stock	237	255
Total liabilities	138,684	138,967
Capital stock - Class B putable	5,182	5,414
Retained earnings	2,092	2,050
Accumulated other comprehensive income (loss)	85	84
Total capital	7,359	7,548
Total regulatory capital[1]	7,511	7,719
Regulatory capital ratio	5.14%	5.27%

1
Total regulatory capital includes all capital stock, mandatorily redeemable capital stock, and retained earnings. The regulatory capital ratio is calculated as regulatory capital as a percentage of period end assets.

	For the Three Months Ended
	March 31,
Operating Results (dollars in millions)	2019	2018
Net interest income	$159	$157
Other income (loss):
Net gains (losses) on trading securities	10	(16)
Net gains (losses) on derivatives and hedging activities	(12)	20
Other, net	7	4
Total other income (loss)	5	8
Total other expense	39	33
Net income before assessments	125	132
Affordable Housing Program assessments	13	14
Net income	$112	$118
Performance Ratios
Net interest spread	0.31%	0.35%
Net interest margin	0.45	0.42
Return on average equity	6.16	6.56
Return on average capital stock	8.70	9.05
Return on average assets	0.31	0.32

The selected financial data above is approximate until the Bank announces unaudited financial results in its First Quarter 2019 Form 10-Q with the SEC expected to be filed on or about May 15, 2019.

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Statements contained in this announcement, including statements describing the objectives, projections, estimates, or future predictions in the Bank’s operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as believes, projects, expects, anticipates, estimates, intends, strategy, plan, could, should, may, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty, and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. As a result, you are cautioned not to place undue reliance on such statements.

The Bank is a member-owned cooperative that provides funding solutions and liquidity to members to support mortgage lending, economic development and affordable housing in the communities they serve. The bank is wholly owned by more than 1,350 members, including commercial banks, savings institutions, credit unions, insurance companies, and community development financial institutions, and receives no taxpayer funding. The Bank serves Alaska, Hawaii, Idaho, Iowa, Minnesota, Missouri, Montana, North Dakota, Oregon, South Dakota, Utah, Washington, Wyoming, and the U.S. Pacific territories of American Samoa, Guam, and the Commonwealth of the Northern Mariana Islands. The Bank is one of eleven regional banks that make up the Federal Home Loan Bank System.